Exhibit 99.1

Cathay General Bancorp Announces First Quarter 2022 Results

LOS ANGELES--(BUSINESS WIRE)--April 25, 2022--Cathay General Bancorp (the “Company”, “we”, “us”, or “our”) (Nasdaq: CATY), the holding company for Cathay Bank, today announced its unaudited financial results for the quarter ended March 31, 2022. The Company reported net income of $75.0 million, or $0.99 per share, for the first quarter of 2022.

FINANCIAL PERFORMANCE

	Three months ended
(unaudited)	March 31, 2022	December 31, 2021	March 31, 2021
Net income	$75.0 million	$75.3 million	$73.4 million
Basic earnings per common share	$1.00	$0.98	$0.92
Diluted earnings per common share	$0.99	$0.98	$0.92
Return on average assets	1.46%	1.48%	1.57%
Return on average total stockholders' equity	12.29%	12.12%	12.18%
Efficiency ratio	40.52%	41.77%	47.03%

FIRST QUARTER HIGHLIGHTS

  On February 7, 2022, the Company completed its purchase of HSBC’s West Coast mass retail market consumer banking business and retail business banking business.
  Total loans increased $1.1 billion in the first quarter to $17.4 billion, including $646.1 million acquired as part of the purchase of HSBC’s West Coast mass retail market consumer banking business.

  “For the first quarter of 2022, total loans, excluding HSBC loans and PPP loans, increased by $470.7 million, or 11.6% annualized. The Company completed its September 2021 stock buyback program by repurchasing 704,927 shares at an average cost of $46.67 for a total of $32.9 million during the first quarter,” commented Chang M. Liu, President and Chief Executive Officer of the Company.

FIRST QUARTER INCOME STATEMENT REVIEW

Net income for the quarter ended March 31, 2022, was $75.0 million, an increase of $1.6 million, or 2.2%, compared to net income of $73.4 million for the same quarter a year ago. Diluted earnings per share for the quarter ended March 31, 2022, was $0.99 per share compared to $0.92 per share for the same quarter a year ago.

Return on average stockholders’ equity was 12.29% and return on average assets was 1.46% for the quarter ended March 31, 2022, compared to a return on average stockholders’ equity of 12.18% and a return on average assets of 1.57% for the same quarter a year ago.

Net interest income before provision for credit losses

Net interest income before provision for credit losses increased $17.4 million, or 12.3%, to $159.2 million during the first quarter of 2022, compared to $141.8 million during the same quarter a year ago. The increase was due primarily to a decrease in interest expense from deposits and an increase in interest income from loans and securities.

The net interest margin was 3.26% for the first quarter of 2022 compared to 3.20% for the first quarter of 2021 and 3.23% for the fourth quarter of 2021.

For the first quarter of 2022, the yield on average interest-earning assets was 3.53%, the cost of funds on average interest-bearing liabilities was 0.38%, and the cost of interest-bearing deposits was 0.33%. In comparison, for the first quarter of 2021, the yield on average interest-earning assets was 3.68%, the cost of funds on average interest-bearing liabilities was 0.67%, and the cost of interest-bearing deposits was 0.63%. The decrease in the yield on average interest-earning assets resulted mainly from lower lending rates. The net interest spread, defined as the difference between the yield on average interest-earning assets and the cost of funds on average interest-bearing liabilities, was 3.15% for the quarter ended March 31, 2022, compared to 3.01% for the same quarter a year ago.

(Reversal)/provision for credit losses

The Company recorded a provision for credit losses of $8.6 million in the first quarter of 2022 compared with $3.5 million in the fourth quarter of 2021. As of March 31, 2022, the allowance for loan losses increased $9.6 million to $145.8 million, or 0.84% of gross loans, compared to $136.2 million, or 0.83% of gross loans, as of December 31, 2021. The change in the allowance for loan losses during the first quarter of 2022 consisted of a $9.3 million provision for loan losses, and $290 thousand in net recoveries.

	Three months ended
	March 31, 2022	December 31, 2021	March 31, 2021
	(In thousands) (Unaudited)
Charge-offs:
Commercial loans	$221	$552	$9,138
Total charge-offs	221	552	9,138
Recoveries:
Commercial loans	359	160	1,269
Construction loans	6	—	—
Real estate loans (1)	146	104	110
Total recoveries	511	264	1,379
Net charge-offs/(recoveries)	$(290)	$288	$7,759

(1) Real estate loans include commercial mortgage loans, residential mortgage loans, and equity lines.

Non-interest income

Non-interest income, which includes revenues from depository service fees, letters of credit commissions, securities gains (losses), wire transfer fees, and other sources of fee income, was $20.2 million for the first quarter of 2022, an increase of $10.2 million, or 102.0%, compared to $10.0 million for the first quarter of 2021. The increase was primarily due to an $8.7 million increase in net gains from equity securities and a $1.3 million increase in swap dealer fees, when compared to the same quarter a year ago.

Non-interest expense

Non-interest expense increased $1.3 million, or 1.8%, to $72.7 million in the first quarter of 2022 compared to $71.4 million in the same quarter a year ago. The increase in non-interest expense in the first quarter of 2022 was primarily due to an increase of $2.8 million in salaries and employee benefits, an increase of $3.3 million in acquisition, integration and restructuring costs, and an increase of $2.0 million in professional expenses, offset, in part, by a decrease of $3.3 million in amortization expense of investments in low-income housing and alternative energy partnerships, and a decrease of $1.9 million in contributions to the Cathay Bank foundation when compared to the same quarter a year ago. The efficiency ratio was 40.5% in the first quarter of 2022 compared to 47.0% for the same quarter a year ago.

Income taxes

The effective tax rate for the first quarter of 2022 was 23.5% compared to 21.9% for the first quarter of 2021. The effective tax rate includes the impact of alternative energy investments and low-income housing tax credits.

ACQUISITION OF HSBC WEST COAST RETAIL BANKING BUSINESS

The Company’s subsidiary bank, Cathay Bank completed the purchase of HSBC Bank USA, National Association’s West Coast mass retail market consumer banking business and retail business banking business on February 7, 2022. As a result of the acquisition, Cathay Bank added 10 retail branches in California and additional loans with a principal balance of $646.1 million and deposits with a balance of $575.3 million associated with HSBC’s West Coast mass retail market consumer and retail business banking business.

BALANCE SHEET REVIEW

Gross loans were $17.4 billion as of March 31, 2022, an increase of $1.1 billion, or 6.7%, from $16.3 billion as of December 31, 2021. The increase was primarily due to an increase of $142.8, million, or 4.8%, in commercial loans, an increase of $652.8 million, or 15.6%, in residential mortgage loans, an increase of $258.5 million, or 3.2%, and an increase of $20.7 million, or 3.4%, in real estate construction loans, offset, in part, by a decrease of $20.6 million, or 4.9%, in home equity loans. For the first quarter of 2022, total loans, excluding PPP loans and HSBC purchased loans, increased by $470.7 million or 11.6% annualized.

The loan balances and composition as of March 31, 2022, compared to December 31, 2021 and March 31, 2021, are presented below:

	March 31, 2022	December 31, 2021	March 31, 2021
	(In thousands) (Unaudited)
Commercial loans	$3,073,476	$2,891,914	$2,556,247
Paycheck protection program loans	51,675	90,485	334,446
Residential mortgage loans	4,834,782	4,182,006	4,102,203
Commercial mortgage loans	8,401,742	8,143,272	7,549,522
Equity lines	398,851	419,487	428,318
Real estate construction loans	631,740	611,031	677,816
Installment and other loans	6,091	4,284	3,296
Gross loans	$17,398,357	$16,342,479	$15,651,848

Allowance for loan losses	(145,786)	(136,157)	(145,110)
Unamortized deferred loan fees	(4,679)	(4,321)	(6,872)
Total loans, net	$17,247,892	$16,202,001	$15,499,866

Total deposits were $18.1 billion as of March 31, 2022 and remained unchanged from $18.1 billion as of December 31, 2021. Total deposits included $486.3 million of deposits acquired from HSBC. Total time deposits decreased during the quarter resulting primarily from the runoff of wholesale time deposits. During the first quarter of 2022, our deposits, excluding CD’s and HSBC deposits, increased by $98.3 million, or 3.1% annualized.

The deposit balances and composition as of March 31, 2022, compared to December 31, 2021 and March 31, 2021, are presented below:

	March 31, 2022	December 31, 2021	March 31, 2021
	(In thousands) (Unaudited)
Non-interest-bearing demand deposits	$4,398,779	$4,492,054	$3,495,775
NOW deposits	2,435,725	2,522,442	1,915,822
Money market deposits	5,113,385	4,611,579	3,808,794
Savings deposits	1,156,727	915,515	911,210
Time deposits	4,955,645	5,517,252	6,222,032
Total deposits	$18,060,261	$18,058,842	$16,353,633

ASSET QUALITY REVIEW

As of March 31, 2022, total non-accrual loans were $86.3 million, an increase of $20.5 million, or 31.1%, from $65.8 million as of December 31, 2021, and a decrease of $8.1 million, or 8.6%, from $94.4 million as of March 31, 2021. The increase from the fourth quarter was due primarily to a $14.0 million commercial loan placed on nonaccrual status during the first quarter of 2022.

The allowance for loan losses was $145.8 million and the allowance for off-balance sheet unfunded credit commitments was $6.4 million as of March 31, 2022. The allowances represent the amount estimated by management to be appropriate to absorb credit losses inherent in the loan portfolio, including unfunded credit commitments. The allowance for loan losses represented 0.84% of period-end gross loans, and 168.3% of non-performing loans as of March 31, 2022. The comparable ratios were 0.83% of period-end gross loans, and 202.4% of non-performing loans as of December 31, 2021.

The changes in non-performing assets and troubled debt restructurings as of March 31, 2022, compared to December 31, 2021 and March 31, 2021, are presented below:

(Dollars in thousands) (Unaudited)	March 31, 2022	December 31, 2021	% Change	March 31, 2021	% Change
Non-performing assets
Accruing loans past due 90 days or more	$300	$1,439	(79)	$2,138	(86)
Non-accrual loans:
Construction loans	—	—	—	4,189	(100)
Commercial mortgage loans	38,095	38,173	(0)	43,361	(12)
Commercial loans	36,282	16,558	119	38,351	(5)
Residential mortgage loans	11,956	11,115	8	8,545	40
Total non-accrual loans:	$86,333	$65,846	31	$94,446	(9)
Total non-performing loans	86,633	67,285	29	96,584	(10)
Other real estate owned	4,067	4,368	(7)	4,918	(17)
Total non-performing assets	$90,700	$71,653	27	$101,502	(11)
Accruing troubled debt restructurings (TDRs)	$12,994	$12,837	1	$27,864	(53)

Allowance for loan losses	$145,786	$136,157	7	$145,110	0
Total gross loans outstanding, at period-end	$17,398,357	$16,342,479	6	$15,651,848	11

Allowance for loan losses to non-performing loans, at period-end	168.28%	202.36%		150.24%
Allowance for loan losses to gross loans, at period-end	0.84%	0.83%		0.93%

The ratio of non-performing assets to total assets was 0.4% as of March 31, 2022, compared to 0.3% as of December 31, 2021. Total non-performing assets increased $19.0 million, or 26.5%, to $90.7 million as of March 31, 2022, compared to $71.7 million as of December 31, 2021, primarily due to an increase of $20.5 million, or 31.1%, in nonaccrual loans, offset in part, by a decrease of $1.1 million, or 79.2%, in accruing loans past due 90 days or more, and a decrease of $301 thousand in other real estate owned.

CAPITAL ADEQUACY REVIEW

As of March 31, 2022, the Company’s Tier 1 risk-based capital ratio of 12.37%, total risk-based capital ratio of 13.97%, and Tier 1 leverage capital ratio of 10.11%, calculated under the Basel III capital rules, continue to place the Company in the “well capitalized” category for regulatory purposes, which is defined as institutions with a Tier 1 risk-based capital ratio equal to or greater than 8%, a total risk-based capital ratio equal to or greater than 10%, and a Tier 1 leverage capital ratio equal to or greater than 5%. As of December 31, 2021, the Company’s Tier 1 risk-based capital ratio was 12.80%, total risk-based capital ratio was 14.41%, and Tier 1 leverage capital ratio was 10.40%.

CONFERENCE CALL

Cathay General Bancorp will host a conference call to discuss its first quarter 2022 financial results this afternoon, Monday, April 25, 2022, at 3:00 p.m., Pacific Time. Analysts and investors may dial in and participate in the question-and-answer session. To access the call, please dial 1-855-761-3186 and enter Conference ID 5080167. A presentation to accompany the earnings call will be available at www.cathaygeneralbancorp.com. A listen-only live Webcast of the call will be available at www.cathaygeneralbancorp.com and a recorded version is scheduled to be available for replay for 12 months after the call.

ABOUT CATHAY GENERAL BANCORP

Cathay General Bancorp is the holding company for Cathay Bank, a California state-chartered bank. Founded in 1962, Cathay Bank offers a wide range of financial services. Cathay Bank currently operates 47 branches in California, 10 branches in New York State, four in Washington State, two in Illinois, two in Texas, one in Maryland, Massachusetts, Nevada, and New Jersey, one in Hong Kong, and a representative office in Taipei, Beijing, and Shanghai. Cathay Bank’s website is at www.cathaybank.com. Cathay General Bancorp’s website is at www.cathaygeneralbancorp.com. Information set forth on such websites is not incorporated into this press release.

FORWARD-LOOKING STATEMENTS

Statements made in this press release, other than statements of historical fact, are forward-looking statements within the meaning of the applicable provisions of the Private Securities Litigation Reform Act of 1995 regarding management’s beliefs, projections, and assumptions concerning future results and events. These forward-looking statements may include, but are not limited to, such words as “aims,” “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “hopes,” “intends,” “may,” “plans,” “projects,” “predicts,” “potential,” “possible,” “optimistic,” “seeks,” “shall,” “should,” “will,” and variations of these words and similar expressions. Forward-looking statements are based on estimates, beliefs, projections, and assumptions of management and are not guarantees of future performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. Such risks and uncertainties and other factors include, but are not limited to, adverse developments or conditions related to or arising from local, regional, national and international business, market and economic conditions and events (such as the COVID-19 pandemic) and the impact they may have on us, our customers and our operations, assets and liabilities; possible additional provisions for loan losses and charge-offs; credit risks of lending activities and deterioration in asset or credit quality; extensive laws and regulations and supervision that we are subject to including potential future supervisory action by bank supervisory authorities; increased costs of compliance and other risks associated with changes in regulation including the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act; higher capital requirements from the implementation of the Basel III capital standards; compliance with the Bank Secrecy Act and other money laundering statutes and regulations; potential goodwill impairment; liquidity risk; fluctuations in interest rates; risks associated with acquisitions and the expansion of our business into new markets; inflation and deflation; real estate market conditions and the value of real estate collateral; our ability to generate anticipated returns on our investments and financings, including in tax-advantaged projects; environmental liabilities; our ability to compete with larger competitors; our ability to retain key personnel; successful management of reputational risk; natural disasters, public health crises (such as the COVID-19 pandemic) and geopolitical events; general economic or business conditions in Asia, and other regions where Cathay Bank has operations; failures, interruptions, or security breaches of our information systems; our ability to adapt our systems to technological changes; risk management processes and strategies; adverse results in legal proceedings; certain provisions in our charter and bylaws that may affect acquisition of the Company; changes in accounting standards or tax laws and regulations; market disruption and volatility; restrictions on dividends and other distributions by laws and regulations and by our regulators and our capital structure; issuance of preferred stock; successfully raising additional capital, if needed, and the resulting dilution of interests of holders of our common stock; the soundness of other financial institutions; and general competitive, economic political, and market conditions and fluctuations.

These and other factors are further described in Cathay General Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2021 (Item 1A in particular), other reports filed with the Securities and Exchange Commission (“SEC”), and other filings Cathay General Bancorp makes with the SEC from time to time. Actual results in any future period may also vary from the past results discussed in this press release. Given these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, we undertake no obligation to update or review any forward-looking statement to reflect circumstances, developments or events occurring after the date on which the statement is made or to reflect the occurrence of unanticipated events.

CATHAY GENERAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Three months ended
(Dollars in thousands, except per share data)	March 31, 2022	December 31, 2021	March 31, 2021

FINANCIAL PERFORMANCE
Net interest income before (reversal)/provision for credit losses	$159,191	$155,452	$141,818
(Reversal)/provision for credit losses	8,643	3,500	(13,558)
Net interest income after (reversal)/provision for credit losses	150,548	151,952	155,376
Non-interest income	20,232	19,804	10,000
Non-interest expense	72,697	73,197	71,403
Income before income tax expense	98,083	98,559	93,973
Income tax expense	23,055	23,234	20,589
Net income	$75,028	$75,325	$73,384

Net income per common share
Basic	$1.00	$0.98	$0.92
Diluted	$0.99	$0.98	$0.92
Cash dividends paid per common share	$0.34	$0.34	$0.31

SELECTED RATIOS
Return on average assets	1.46%	1.48%	1.57%
Return on average total stockholders’ equity	12.29%	12.12%	12.18%
Efficiency ratio	40.52%	41.77%	47.03%
Dividend payout ratio	34.01%	34.50%	33.59%

YIELD ANALYSIS (Fully taxable equivalent)
Total interest-earning assets	3.53%	3.52%	3.68%
Total interest-bearing liabilities	0.38%	0.41%	0.67%
Net interest spread	3.15%	3.11%	3.01%
Net interest margin	3.26%	3.23%	3.20%

CAPITAL RATIOS	March 31, 2022	December 31, 2021	March 31, 2021
Tier 1 risk-based capital ratio	12.37%	12.80%	14.00%
Total risk-based capital ratio	13.97%	14.41%	15.82%
Tier 1 leverage capital ratio	10.11%	10.40%	11.11%

CATHAY GENERAL BANCORP
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands, except share and per share data)	March 31, 2022	December 31, 2021	March 31, 2021

Assets
Cash and due from banks	$138,979	$134,141	$141,885
Short-term investments and interest bearing deposits	1,119,105	2,315,563	1,612,411
Securities available-for-sale (amortized cost of $1,284,863 at March 31, 2022, $1,126,867 at December 31, 2021 and $898,463 at March 31, 2021)	1,219,541	1,127,309	908,844
Loans	17,398,357	16,342,479	15,651,848
Less: Allowance for loan losses	(145,786)	(136,157)	(145,110)
Unamortized deferred loan fees, net	(4,679)	(4,321)	(6,872)
Loans, net	17,247,892	16,202,001	15,499,866
Equity securities	27,740	22,319	20,993
Federal Home Loan Bank stock	17,250	17,250	17,250
Other real estate owned, net	4,067	4,368	4,918
Affordable housing investments and alternative energy partnerships, net	289,430	299,211	296,229
Premises and equipment, net	98,795	99,402	101,864
Customers’ liability on acceptances	6,753	8,112	4,125
Accrued interest receivable	60,056	56,994	58,216
Goodwill	375,706	372,189	372,189
Other intangible assets, net	7,512	4,627	5,249
Right-of-use assets- operating leases	32,045	27,834	32,927
Other assets	221,699	195,403	156,360
Total assets	$20,866,570	$20,886,723	$19,233,326

Liabilities and Stockholders’ Equity
Deposits
Non-interest-bearing demand deposits	$4,398,779	$4,492,054	$3,495,775
Interest-bearing deposits:
NOW deposits	2,435,725	2,522,442	1,915,822
Money market deposits	5,113,385	4,611,579	3,808,794
Savings deposits	1,156,727	915,515	911,210
Time deposits	4,955,645	5,517,252	6,222,032
Total deposits	18,060,261	18,058,842	16,353,633

Advances from the Federal Home Loan Bank	20,000	20,000	75,000
Other borrowings for affordable housing investments	23,108	23,145	23,333
Long-term debt	119,136	119,136	119,136
Acceptances outstanding	6,753	8,112	4,125
Lease liabilities - operating leases	35,403	30,694	35,803
Other liabilities	179,679	180,544	161,349
Total liabilities	18,444,340	18,440,473	16,772,379
Stockholders' equity	2,422,230	2,446,250	2,460,947
Total liabilities and equity	$20,866,570	$20,886,723	$19,233,326

Book value per common share	$32.26	$32.29	$30.92
Number of common shares outstanding	75,078,258	75,750,862	79,595,025

CATHAY GENERAL BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended
	March 31, 2022	December 31, 2021	March 31, 2021
	(In thousands, except share and per share data)
INTEREST AND DIVIDEND INCOME
Loan receivable, including loan fees	$166,094	$164,062	$159,721
Investment securities	4,828	4,188	3,067
Federal Home Loan Bank stock	261	261	217
Deposits with banks	763	678	315
Total interest and dividend income	171,946	169,189	163,320

INTEREST EXPENSE
Time deposits	6,060	7,179	14,009
Other deposits	5,128	4,957	5,594
Advances from Federal Home Loan Bank	143	146	475
Long-term debt	1,424	1,455	1,424
Total interest expense	12,755	13,737	21,502

Net interest income before provision for credit losses	159,191	155,452	141,818
Provision/(reversal) for credit losses	8,643	3,500	(13,558)
Net interest income after provision/(reversal) for credit losses	150,548	151,952	155,376

NON-INTEREST INCOME
Net gains/(losses) from equity securities	5,974	2,202	(2,752)
Securities gains, net	—	—	853
Letters of credit commissions	1,556	1,867	1,690
Depository service fees	1,671	1,477	1,363
Wealth management fees	4,354	3,982	3,557
Other operating income	6,677	10,276	5,289
Total non-interest income	20,232	19,804	10,000

NON-INTEREST EXPENSE
Salaries and employee benefits	35,475	33,878	32,722
Occupancy expense	5,613	5,176	5,046
Computer and equipment expense	2,956	3,456	3,271
Professional services expense	6,697	6,968	4,710
Data processing service expense	2,909	3,185	3,655
FDIC and State assessments	1,802	1,937	1,925
Marketing expense	947	1,643	2,882
Other real estate owned expense	71	146	94
Amortization of investments in low income housing and alternative energy partnerships	8,287	10,784	11,570
Amortization of core deposit intangibles	224	172	172
Acquisition, integration and restructuring costs	3,936	949	732
Other operating expense	3,780	4,903	4,624
Total non-interest expense	72,697	73,197	71,403

Income before income tax expense	98,083	98,559	93,973
Income tax expense	23,055	23,234	20,589
Net income	$75,028	$75,325	$73,384
Net income per common share:
Basic	$1.00	$0.98	$0.92
Diluted	$0.99	$0.98	$0.92

Cash dividends paid per common share	$0.34	$0.34	$0.31
Basic average common shares outstanding	75,331,976	76,566,481	79,530,777
Diluted average common shares outstanding	75,719,375	76,914,817	79,832,305

CATHAY GENERAL BANCORP
AVERAGE BALANCES – SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited)

	Three months ended
(In thousands)	March 31, 2022		December 31, 2021		March 31, 2021
Interest-earning assets	Average Balance	Average Yield/Rate (1)	Average Balance	Average Yield/Rate (1)	Average Balance	Average Yield/Rate (1)
Loans (1)	$16,939,787	3.98%	$16,130,896	4.04%	$15,691,976	4.13%
Taxable investment securities	1,174,245	1.67%	1,152,596	1.44%	995,704	1.25%
FHLB stock	17,250	6.13%	17,250	6.00%	17,250	5.10%
Deposits with banks	1,650,702	0.19%	1,779,275	0.15%	1,283,375	0.10%
Total interest-earning assets	$19,781,984	3.53%	$19,080,017	3.52%	$17,988,305	3.68%

Interest-bearing liabilities
Interest-bearing demand deposits	$2,400,010	0.08%	$2,217,341	0.08%	$1,890,390	0.14%
Money market deposits	4,815,578	0.38%	4,393,816	0.39%	3,552,217	0.54%
Savings deposits	1,076,690	0.07%	932,678	0.08%	845,543	0.10%
Time deposits	5,289,313	0.46%	5,604,073	0.51%	6,404,755	0.89%
Total interest-bearing deposits	$13,581,591	0.33%	$13,147,908	0.37%	$12,692,905	0.63%
Other borrowed funds	43,143	1.34%	43,186	1.34%	123,424	1.56%
Long-term debt	119,136	4.85%	119,136	4.85%	119,136	4.85%
Total interest-bearing liabilities	13,743,870	0.38%	13,310,230	0.41%	12,935,465	0.67%

Non-interest-bearing demand deposits	4,360,392		4,162,906		3,406,460
Total deposits and other borrowed funds	$18,104,262		$17,473,136		$16,341,925

Total average assets	$20,864,531		$20,176,429		$19,011,161
Total average equity	$2,445,412		$2,466,363		$2,443,040

(1) Yields and interest earned include net loan fees. Non-accrual loans are included in the average balance.

Contacts

Heng W. Chen
(626) 279-3652